Exhibit 5.1

STRASBURGER & PRICE, L.L.P.
600 Congress Avenue, Suite 1600
Austin, Texas 78701
512.499.3600

October 12, 2011

Littlefield Corporation
2501 N. Lamar Blvd.
Austin, TX  78705

RE:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Littlefield Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) being filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for resale of up to 7,520,489 shares (the “Shares”) of the Common Stock, $0.001 par value per share, of the Company (the “Common Stock”) on behalf of certain selling stockholders.  This opinion is delivered to the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

A.           BASIS FOR OPINIONS

In rendering this opinion, we examined the originals, or copies certified to our satisfaction, of the following documents:

(i) the Registration Statement;

(ii) the Certificate of Incorporation of the Company, as amended;

(iii) the Amended and Restated Bylaws of the Company; and

(iv) a certificate from an officer of the Company  as to certain factual issues.

We have not made any independent examination in rendering this opinion other than the document examination described in the immediately preceding paragraph.  As to all matters of fact relevant to the opinions expressed herein, including factual matters arising in connection with our examination of any documents, we have relied solely upon certificates and other communications of corporate officers of the Company, without investigation.

For purposes hereof, we have assumed, without investigation, (i) the truth, accuracy, completeness, genuineness and authenticity of all documents examined by us, (ii) that none of the documents examined by us have been amended in any respect, (iii) the conformity of all documents submitted to us as copies to the

Littlefield Corporation

originals thereof, (iv) the legal capacity of all natural persons relevant to the opinions expressed herein, and (v) the genuineness of all signatures.

B.           LEGAL OPINIONS

Based solely upon the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth below, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

C.           LIMITATIONS AND QUALIFICATIONS

This opinion is limited in all respects to the General Corporation Law of the State of Delaware (including all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

The opinions expressed herein are based upon facts and applicable laws covered by our opinions, each as in existence on this date.  We assume no obligation to update or supplement such opinions to reflect any fact or circumstance which may come to our attention or any change in law which may occur.  The opinions expressed herein are limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the use of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

STRASBURGER & PRICE, L.L.P.